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                    Telewest Communications plc ("Telewest")

                  Telewest names Illsley as new Chief Executive

Telewest today announced the appointment of Tony Illsley as its new Chief Executive. Illsley will be formally appointed to the board and take up his appointment in the autumn.

Illsley, 42, has been with PepsiCo, Inc. since 1984 and has been President of Walkers Snack Foods Limited since 1995. Walkers Snack Foods is one of PepsiCo's leading business units with a turnover of more than (pound)500 million and employing approximately 4,000 people.

Gary Ames, Chairman of Telewest, said:

         "We are delighted to welcome Tony Illsley to Telewest. He has a strong record in marketing and leadership and joins Telewest at a time when our proposed merger with General Cable PLC will create one of the largest UK cable companies. We look forward to Tony building on our company's momentum and establishing Telewest as the leader in broadband video, voice and data."

Tony Illsley, Chief Executive designate of Telewest, said:

         "I look forward to joining Telewest. It is now well past the major build phase and has enormous potential as it develops its product and service range and deploys customer focussed marketing and communications. The forthcoming digital launch will only expand this potential."


17 August 1998

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Press enquiries

Telewest                                                            01483 750900
David Van Valkenburg, interim Chief Executive
Ian Hood, Director of Communications

Dewe Rogerson                                                      0171 638 9571
Anthony Carlisle

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Notes to editors

Tony Illsley

Prior to his current role, Illsley was President of Pepsi-Cola Asia Pacific, responsible for the company's operations in the region and for developing and executing their expansion strategy for China. Before this, Illsley spent five years as Pepsi-Cola's President in Japan restructuring the company's operations in this market and improving the company's market share and profitability. From 1984 to 1988 he held leadership roles in the group's European soft drinks operations culminating in responsibility for the then 7-UP European Division with general management responsibility for ten countries.

Before joining PepsiCo, Illsley worked for five years at Colgate Palmolive in the United Kingdom, holding various senior marketing roles for key brands. He was born in Newark, Nottinghamshire, is a business administration graduate of Bath University and is married with two children.

Telewest

Telewest is a leading provider of cable television and residential and business cable telephony services in the UK. Telewest owns and operates 28 cable franchises and has minority equity interests in a number of affiliated companies which own and operate nine affiliated franchises. As at 30 June 1998, these owned and operated and affiliated franchises covered approximately 27% of the homes in the United Kingdom in areas for which cable franchises have been awarded. At that date, these franchises together included approximately 5.2 million homes and approximately 344,500 businesses, of which approximately 4.4 million and approximately 290,000 were the Telewest Group's equity homes and equity businesses, respectively. As at 30 June 1998, the network in those franchises had passed approximately 3.4 million of the Telewest Group's equity homes (approximately 3.2 million of which had been passed and marketed) and the Telewest Group had approximately 725,500 equity cable television customers, 988,500 equity residential telephone lines and 134,900 equity business telephone lines.

On 15 April 1998, Telewest and General Cable PLC announced the terms of a proposed merger. The enlarged group's owned and operated and affiliated franchises will cover approximately 32% of the homes in the United Kingdom in areas for which cable franchises have been awarded.